Exhibit 99.1

NEWS RELEASE

Warburg Pincus and Berkshire Partners Complete Acquisition of TRIUMPH

Privately-held company will continue as an independent leading provider of mission-critical aerospace systems and components

RADNOR, Pa., NEW YORK, and BOSTON – July, 24, 2025 – Triumph Group, Inc. ("TRIUMPH" or the "Company") today announced the completion of its previously announced acquisition by growth-focused private equity firms Warburg Pincus and Berkshire Partners, becoming an independent privately-held company. With the completion of the transaction, Jorge L. Valladares III will become Chief Executive Officer, succeeding Daniel J. Crowley who joined the Company as CEO in 2016. TRIUMPH will continue to operate as an independent leading provider of mission-critical engineered systems and proprietary components for aerospace and defense companies across both OEM and aftermarket applications.

“I am honored to lead TRIUMPH in this next phase of growth to advance its role as a premier provider of mission-critical aerospace and defense systems and components,” said Jorge L. Valladares III, CEO, TRIUMPH. “I look forward to working closely with the TRIUMPH team to further strengthen and expand our capabilities and meet the evolving needs of our customers.”

Mr. Valladares joins TRIUMPH with decades of leadership experience in the aerospace industry. He most recently served as the Chief Operating Officer of TransDigm, a leading global designer, producer, and supplier of highly engineered aircraft components for commercial and military customers, a position he held until 2023.

“Companies across the aerospace industry rely on TRIUMPH for the premier design, production, and services it provides,” said Dan Zamlong, Managing Director at Warburg Pincus. “We are excited to support Jorge and the TRIUMPH leadership team as they innovate to deliver world-class solutions for their customers.”

“TRIUMPH is well-positioned to accelerate its growth as a privately held company, strengthening its position as a highly-valued aerospace and defense supplier,” said Blake Gottesman, Managing Director at Berkshire Partners. “We look forward to partnering with Jorge, Warburg Pincus, and the impressive team at TRIUMPH in this next chapter of growth.”

“I am incredibly proud of the progress that TRIUMPH has made in the past decade and the impact it has had on the industry,” said Dan Crowley. “Berkshire Partners and Warburg Pincus have strong track records as experienced investors in the sector, generating growth and long-term value creation, and will be great partners to the TRIUMPH team. I am confident that Jorge’s deep industry experience and proven track record of leading and growing similar businesses will benefit all TRIUMPH stakeholders.”

Warburg Pincus and Berkshire Partners are active investors in the aerospace & defense and industrial sectors. Warburg Pincus’ current and former investments in these sectors include Accelya, Aquila Air Capital, CAMP Systems, Consolidated Precision Products, Duravant, Extant Aerospace, Infinite Electronics, Inmarsat, iNRCORE, Quest Global, Sundyne, TransDigm and Wencor Group. Berkshire Partners’ current and former investments in these sectors include Advanced Drainage Systems, Amsafe, Consolidated Precision Products, Harvey Performance Company, Hexcel, Husky, Parts Town, SRS Distribution, and TransDigm.

About TRIUMPH

Founded in 1993 and headquartered in Radnor, Pennsylvania, TRIUMPH designs, develops, manufactures, repairs and provides spare parts across a broad portfolio of aerospace and defense systems and components. The Company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company's website at www.triumphgroup.com.

About Berkshire Partners
Berkshire Partners is a 100% employee-owned, multi-sector specialist investor in private and public equity. The firm's private equity team invests in well-positioned, growing companies across business & consumer services, healthcare, industrials, and technology & communications. Berkshire is currently investing from its Fund XI, which held its final closing in 2024 with approximately $7.8 billion in commitments. Since inception, Berkshire Partners has made more than 150 private equity investments and has a strong history of collaborating with management teams to grow the companies in which it invests. For additional information, visit www.berkshirepartners.com.

About Warburg Pincus
Warburg Pincus LLC is the pioneer of private equity global growth investing. A private partnership since 1966, the firm has the flexibility and experience to focus on helping investors and management teams achieve enduring success across market cycles. Today, the firm has more than $86 billion in assets under management, and more than 230 companies in their active portfolio, diversified across stages, sectors, and geographies. Warburg Pincus has been an active investor in the aerospace & defense and industrial technology sectors with current and former investments including Accelya, Aquila Air Capital, CAMP Systems, Consolidated Precision Products, Duravant, Extant Aerospace, Infinite Electronics, Inmarsat, iNRCORE, Quest Global, Sundyne, TransDigm and Wencor Group. Warburg Pincus has invested in more than 1,000 companies across its private equity, real estate, and capital solutions strategies.

The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information, please visit www.warburgpincus.com or follow us on LinkedIn.

Contact

Kyle Beeson

Director, Communications

kbeeson@triumphgroup.com

Warburg Pincus

Kerrie Cohen

Managing Director, Global Head of Corporate Communications

kerrie.cohen@warburgpincus.com

Berkshire Partners

Greg Winter

Head of Communications and Marketing

gwinter@berkshirepartners.com